Exhibit 10.10

LOANED PERSONNEL AGREEMENT

This LOANED PERSONNEL AGREEMENT (this “Agreement”), effective as of September 14, 2005 (the “Effective Date”), by and between FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC, a California limited liability company (“FARES”) and FIRST ADVANTAGE CIG LLC a Florida limited liability company (“FADCIG”). FARES and FADCIG are also referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Master Transfer Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, The First American Corporation, a California Corporation (“First American”), First American Real Estate Information Services, Inc. a California Corporation (“FAREISI”), First American Real Estate Solutions, LLC, (“FARES”) a California limited liability company, FADV Holdings, LLC, a Delaware limited liability company, First Advantage Corporation, (“FADV) a Delaware Corporation and FADCIG have entered an Amended and Restated Master Transfer Agreement dated as of June 22, 2005 (the “Master Agreement”),

WHEREAS, the Parties each desire that (i) FARES loan the services of certain of its personnel to FADCIG on an interim basis, and FADCIG receive such services in accordance with this Agreement and (ii) FADCIG ultimately make an offer of employment to such personnel;

NOW, THEREFORE, subject to the conditions, provisions and limitations in this Agreement, the Parties agree as follows:

SECTION 1. LOANED PERSONNEL.

1.1. Services. In consideration of payment by FADCIG of the Loan-Out Fee (as defined in Section 2.2), FARES shall loan all individuals employed in the Business (as defined in the Master Transfer Agreement), each such individual an “Existing Employee,” and, collectively, the “Existing Employees”) to FADCIG, commencing on the Effective Date and terminating on the earlier of December 31, 2005 (such date, the “Termination Date”; such period, the “Loan-Out Period”). In the event that any of the Existing Employees terminates their employment with FARES under any circumstances (other than as a result of termination of an Existing Employees’ employment by FARES without the prior written consent of FADCIG), FARES shall cease to have any obligation hereunder to loan such individual to FADCIG or to provide a replacement for such individual, and FARES shall not have any liability hereunder as a result thereof.

1.2. Transferred Employees.

1.2.1 The Parties hereto acknowledge and agree that the Existing Employees are, at the Effective Date, and shall continue during the Loan-Out Period to be, employees of FARES, and are not and shall not for any purpose during the Loan-Out Period be deemed to be employees of FADCIG, except pursuant to Section 1.2.3 hereof. Until such time as an Existing Employee ceases to be an employee of FARES, FARES shall be solely responsible for and pay all of the salary, benefits, workers’ compensation premiums, unemployment insurance premiums and other compensation of such Existing Employee (collectively, “Compensation and Benefits”), including the costs of participation by such Existing Employee in the employee benefit plans of

FARES and its Affiliates, if applicable. Until such time as an Existing Employee ceases to be an employee of FARES, FARES shall be solely responsible for timely payment, withholding and reporting of all applicable Federal, state and local withholding, employment and payroll taxes with respect to such Existing Employee. Until such time as an Existing Employee ceases to be an employee of FARES, FARES shall maintain workers’ compensation and employers’ liability insurance, in accordance with applicable law, covering such Existing Employee. FARES shall furnish FADCIG with copies of certificates of insurance or other documentary evidence of such insurance coverage upon FADCIG’s reasonable request. Until such time as an Existing Employee ceases to be an employee of FARES, FARES shall remain the sole employer of such Existing Employee, but the work performed by such Existing Employee shall, during the Loan-Out Period, be subject to the final approval of FADCIG or an Affiliate thereof. Notwithstanding the foregoing, the Existing Employees shall report directly and exclusively to FADCIG and FADCIG shall be solely responsible for the direction, supervision, management and performance of the Existing Employees. FADCIG shall be solely responsible for the results of performance of such Existing Employees and all related quality control measures. In no event shall FARES or FARES LLC be responsible for the management, supervision, direction, performance or work product of such Existing Employee in performing the Services; provided, however, that FARES may, but shall have no obligation to, participate in the supervision of such services, and may, if it so desires, participate in the means, manner and method by which such services are to be performed, and the failure of FARES to participate in such supervision shall in no way constitute gross negligence or willful misconduct on the part of FARES for the purposes of Section 4.1 hereof.

1.2.2 FADCIG shall make a good faith offer of regular employment to all Existing Employees on or before the Termination Date. For those Existing Employees who accept such offer of employment with FADCIG (“Continuing Employees”), FARES agrees that it shall be solely responsible for all Compensation and Benefits accruing or earned prior to the date any Existing Employee commences employment with FADCIG (the “FADCIG Employment Commencement Date”), subject to reimbursement pursuant to Section 2. FADCIG agrees that it shall be responsible for all Compensation and Benefits accruing or earned on and after the FADCIG Employment Commencement Date by Continuing Employees; provided, that in the event that length of service is relevant for purposes of eligibility or vesting with respect to any Compensation or Benefits to be provided by FADCIG after the FADCIG Employment Commencement Date, such plan, program or arrangement shall credit each Continuing Employee with the same length of service as such Continuing Employee has been credited with by Seller or FARES as of the FADCIG Employment Commencement Date; provided, further, that FADCIG shall honor all vacation which has accrued to, but not been used by, any Continuing Employee as of September 14, 2005. Each Continuing Employee shall cease active participation in any employee benefit plan or arrangement of FARES or its Affiliates in which such Continuing Employee participated immediately prior to the FADCIG Employment Commencement Date (collectively “Benefit Plans”), except to the extent FADCIG employees also participate in such Benefit Plans or arrangements or to the extent FARES and FADCIG expressly agree otherwise in writing. FARES and FADCIG shall cooperate to minimize the aggregate amount of any employer’s obligation for employment and payroll taxes (including, without limitation, FICA taxes) in respect of any Continuing Employee.

SECTION 2. PAYMENTS.

2.1. Payment of Loan-Out Fee. As consideration for the provision by FARES of the services of the Existing Employees during the Loan-Out Period, FADCIG shall pay to FARES the Loan-Out Fee in accordance with provisions of this Section 2.

2.2. Definitions.

2.2.1 “Loan-Out Fee” means an aggregate monthly charge in an amount equal to the sum of (i) the actual cost to FARES and its Affiliates of providing cash and non-cash benefits earned by such Existing Employee, together with all taxes payable thereon and all Reimbursable Expenses.

2.2.2 “Reimbursable Expenses” means all reasonable travel and entertainment and similar out-of-pocket third party expenses incurred by the Existing Employees in connection with the performance of their services to FADCIG hereunder.

2.3. Invoicing. FARES shall invoice FADCIG no later than the fifteenth (15th) day of each month for the Loan-Out Fee payable for the immediately preceding month (the “Applicable Month”); provided that a failure of FARES to provide a timely invoice shall not relieve FADCIG’s obligation to pay any such invoice once it has been actually delivered by FARES to FADCIG. All payments in accordance with this Agreement shall be made not later than ten (10) business days following receipt of each invoice by check or wire transfer of United States dollars to the account of FARES designated by FARES in writing to FADCIG. Monthly invoices shall show in reasonable detail the components of the Loan-Out Fee for the Applicable Month and shall be accompanied by such backup and support as FADCIG shall reasonably request. Should a dispute arise as to the amount of any Loan-Out Fee, and the Parties are unable to promptly resolve the dispute on an amicable basis, either Party desiring to pursue the dispute shall submit it to binding arbitration in accordance with Section 2.4.

2.4. Arbitration of Disputed Invoices. In the event any Party elects to submit a disputed Loan-Out Fee to arbitration, the Parties shall jointly select an arbitrator (an “Arbitrator”). If the Parties are unable to select an Arbitrator within twenty (20) calendar days of submission of the matter to arbitration, then the Parties agree to cause the American Arbitration Association in Los Angeles, California to select the Arbitrator. Within ten (10) calendar days of the selection of an Arbitrator, each Party shall submit a written statement to such Arbitrator as to the disputed charge. The Arbitrator shall review each such written statement and render a written decision as to the disputed invoice charge within ten (10) calendar days of receipt of all written statements. The decision of the Arbitrator shall be final and non-appealable and may be entered in any court of competent jurisdiction. The Parties shall each bear one-half of the cost of any such arbitration.

SECTION 3. TERM AND TERMINATION

3.1. Commencement Date. This Agreement shall commence on the Effective Date and shall continue in effect until the Termination Date.

3.2. Termination Date. The following obligations shall survive the Termination Date: (a) the Parties’ obligations to make payments for services performed or provided by the Existing Employees in accordance with this Agreement on or before the Termination Date; (b) the Parties’ indemnification obligations; and (c) all other provisions of this Agreement, which by their express terms survive the termination of this Agreement.

SECTION 4. INDEMNITIES

4.1. FADCIG shall hold harmless and indemnify each of FARES and its Affiliates (each, an “FARES Indemnitee”) from and against all losses, liabilities, costs, fines, damages and expenses (including, without limitation, reasonable attorney’s fees) (collectively, “Losses”) actually incurred by such FARES Indemnitee to the extent such Losses arise directly from (i) any breach of any representation, warranty, covenant or agreement made by FADCIG in this Agreement or (ii) any act or omission of FADCIG during the Loan-Out Period in contravention of any applicable law, regulation, rule, ordinance or court order with respect to any Existing Employees, except in each case to the extent such Losses are attributable to the gross negligence or willful misconduct of such FARES Indemnitee or (b) are the result of, arise from or are in connection with the services rendered after the Effective Date hereof by any Existing Employee pursuant hereto, except in each case to the extent such Losses are attributable to the gross negligence or willful misconduct of such FARES Indemnitee; provided, however, that no act or omission of any Existing Employee after the Effective Date shall constitute gross negligence or willful misconduct on the part of an FARES Indemnitee.

4.2. FARES shall hold harmless and indemnify each of FADCIG and its Affiliates (each, a “FADCIG Indemnitee”) from and against all Losses actually incurred by such FADCIG Indemnitee to the extent such Losses arise directly from (i) any breach of any representation, warranty, covenant or agreement made by FARES in this Agreement.

4.3. FARES’s maximum liability under this Agreement shall be limited to the charges paid to FARES hereunder. In no event, shall FARES be liable hereunder for any consequential, incidental or punitive loss, damage or expense or lost profits even if it has been advised of their possible existence.

SECTION 5. NO THIRD PARTY BENEFICIARIES

This Agreement is solely for the benefit of the Parties, and their successors and assigns, and no provisions of this Agreement shall be deemed to confer upon any other persons or entities, including, without limitation, the Existing Employees or Continuing Employees, any right, remedy, claim, liability, reimbursement, cause of action or other right, or constitute such other persons or entities as intended or incidental third party beneficiaries to this Agreement.

SECTION 6. MISCELLANEOUS PROVISIONS

6.1. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the Parties set forth below, or at such other address furnished in writing to the other Parties.

If to FADCIG:	First Advantage CIG, LLC One Progress Plaza Suite 2400 St. Petersburg, FL 33701 Telephone: (727) 214-3411 Telecopier: (714) 214-3428 Attention: Legal Department

If to FARES:	First American Real Estate Solutions LLC 12395 First American Way Poway, CA 92064 Attention:
Telephone: (619) 938-7028
Facsimile: (619) 938-7017

with copies (which shall not constitute notice) to:	The First American Corporation 1 First American Way Santa Ana, California 92707
	Attention: Telephone: Facsimile:	General Counsel (714) 800-3000 (714) 800-3325

6.2. Counterparts. This Agreement may be executed in several counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.3. Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement among the Parties hereto and their respective Affiliates and contains all of the agreements among such parties with respect to the subject matter hereof. This Agreement and the schedules hereto supersede any and all other prior agreements, either oral or written, between such parties with respect to the subject matter hereof.

6.4. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

6.5. Amendment. This Agreement may be amended only by a written agreement executed by the Parties.

6.6. Binding Effect; Assignment. This Agreement will be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party; provided, however, that FADCIG may assign without the consent of FARES all of its rights, interests and/or obligations hereunder to a wholly-owned subsidiary of FADCIG or to First Advantage Corporation.

6.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS CONFLICT OF LAWS DOCTRINE.

6.8. Jurisdiction. Except as provided in Section 2.4, each Party agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Florida sitting in St. Petersburg, Florida or the United States District Court for the Middle District of Florida and, by execution and delivery of this Agreement, each Party hereby irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address for notices to it set forth herein and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other matter permitted by law.

6.9. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be in writing signed by the waiving Party and be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.10. Captions. Titles or captions of Sections or paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

6.11. Independent Contractors. The relationship of the Parties hereto shall be that of independent contracting parties and nothing herein shall be deemed to create any joint venture or partnership between the Parties hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties effective on the date first above written.

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

By:	/s/ KENNETH D. DEGIORGIO
Name:	Kenneth D. DeGiorgio
Title:	Vice President

FIRST ADVANTAGE CIG, LLC

By:	/s/ JULIE WATERS
Name:	Julie Waters
Title:	Vice President and General Counsel

SCHEDULE 1.1

EMPLOYEE NAME	SALARY	DAILY RATE OF PAY